Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 to the AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2026 (this “Amendment”), is made by and between Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“Parent Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”). Parent, Parent Merger Sub and the Company shall each be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Parent, Parent Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 28, 2026, as amended by Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement, dated as of May 26, 2026 (as may be further amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.6 of the Business Combination Agreement, the Business Combination Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and executed by the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as hereinafter set forth.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.	Amendments. The Business Combination Agreement is hereby amended as follows:

a.	Section 2.2(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Closing of the Merger. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) will take place (x) at least one Business Day after the date on which the later to occur of the required approval of the shareholders of Parent Merger Sub and the Requisite Company Vote has been obtained and (y) after the Reincorporation Merger Effective Time (the “Merger Approval Date”) by conference call and by exchange of signature pages via email or other electronic transmission, as permitted under applicable Laws, or at such other place and time as the Company and the Parent Parties may mutually agree upon (the date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”). The Parties may participate in the Closing via electronic means.

(i)	Board of Directors of the Surviving Corporation. Upon and immediately following the Merger Effective Time, the Surviving Corporation’s initial board of directors will consist of nine directors, five of whom will be French or European citizens and non-US residents. Six of such directors shall be designated jointly by Parent and the Company prior to the Closing and shall be mutually acceptable to Parent and the Company. The remaining directors shall be determined prior to the Closing, and upon and immediately following the Effective Time, such remaining directors will be independent directors under Nasdaq rules and will be designated as follows, in accordance with the Nasdaq listing rules and applicable Law:

(A)	Bpifrance Investissement will have the right, but not the obligation, to designate one director representing BPI (that can be, if acceptable under Nasdaq rules, a BPI entity (i.e. “personne morale”) represented by an individual);

(B)	EIC Fund will have the right, but not the obligation, to designate one director; and

(C)	the remaining one director may be designated by either Parent or the Company and mutually agreed by Parent and the Company (acting upon approval of the Company’s Supervisory Board).

Upon and immediately following the Merger Effective Time, the Surviving Corporation’s board of directors’ internal regulations will include the list of restricted matters set forth in Exhibit H.”

b.	Section 2.2(b)(ii) of the Business Combination Agreement is hereby deleted in its entirety.

c.	Section 6.7 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Equity Incentive Plan. Effective as of (and contingent on) the Closing, the Surviving Corporation will adopt a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company and which will be approved by the Surviving Corporation’s board of directors (the “LTIP”), and which LTIP will provide for awards for a number of Surviving Corporation Shares (in the form of founder’s warrants – BSPCEs – or free shares – actions gratuites - up to ten percent (10%) of the aggregate number of Surviving Corporation Shares issued and outstanding immediately after the Closing on a fully-diluted and as-converted basis (after giving effect to the Parent Shareholder Redemptions, if any) (the “LTIP Share Reserve”). Parent and the Company will negotiate further edits to the LTIP (including vesting criteria for new award recipients based on performance conditions) in good faith based on recommendations from the Company’s compensation consultant, which will be incorporated into the LTIP, subject to the approval of the Surviving Corporation’s board of directors, in advance of the Parent Extraordinary General Meeting.”

3.	Effect of this Amendment. Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment.

4.	Entire Agreement. This Amendment and the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

5.	General Provisions. Section 11.3 (Notices), Section 11.5 (Severability), Section 11.10 (Counterparts), and Section 11.9 (Governing Law; Dispute Resolution Provisions) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

Bleichroeder Acquisition Corp. II

By:	/s/ Marcello Padula
	Name:	Marcello Padula
	Title:	Chief Executive Officer

BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2

By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

PASQAL HOLDING SAS

By:	/s/ Wasiq Bokhari
	Name:	Wasiq Bokhari
	Title:	President